Exhibit 99.1

PRESS RELEASECorporate Headquarters

400 South Hope Street

Los Angeles, CA 90071

www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
Investors	Media
214.863.3145	212.984.6535

CBRE Group, Inc. Reports Third-Quarter 2020 Financial Results

GAAP EPS of $0.55 & Adjusted EPS of $0.73 for Q3

Los Angeles, CA – October 29, 2020 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the third quarter ended September 30, 2020.

“Our third quarter performance highlights the progress CBRE has made in building a more resilient business since the last downturn occurred more than a decade ago,” said Bob Sulentic, president & chief executive officer of CBRE. “The resilient aspects of our business, coupled with our moves to quickly align expenses with reduced market demand, are helping us weather the sharp, Covid-driven fall in property leasing and sales.”

Commenting on the macro environment, Mr. Sulentic said: “At the present time, Covid is putting downward pressure on parts of our business and creating larger opportunities in other parts. We are continuing to take advantage of the strong secular growth trends that were driven by the last cycle, including occupier outsourcing, industrial and logistics space, institutional-quality multifamily assets and workplace experience services. We expect new secular opportunities to be created in the wake of Covid and are positioning our strategy and leadership focus and allocating our capital to make the most of them as this new cycle unfolds.”

Consolidated Financial Results Overview

The following table presents highlights of CBRE performance (dollars in millions, except per share data. Totals may not add due to rounding.):

			% Change
	Q3 2020	Q3 2019	USD	LC (1)
Operating Results
Revenue	$5,645	$5,925	(4.7%)	(5.3%)
Fee revenue (2)	2,529	2,910	(13.1%)	(13.9%)
GAAP net income	184	257	(28.2%)	(30.9%)
GAAP EPS	$0.55	$0.75	(27.5%)	(30.2%)
Adjusted EBITDA (3)	442	455	(2.8%)	(3.3%)
Adjusted net income (4)	245	270	(9.2%)	(12.5%)
Adjusted EPS (4)	$0.73	$0.79	(8.3%)	(11.7%)

Cash Flow Results
Cash flow from operations	$855	$468	82.6%
Less: Capital expenditures	56	72	(21.5%)
Free cash flow (5)	$798	$396	101.4%

CBRE Press Release

October 29, 2020

Results for the quarter were negatively impacted by the Covid-19 pandemic, with pronounced challenges continuing within the company’s sales and leasing businesses. Additionally, GAAP net income and EPS reflect about $55.4 million of costs related to transformation initiatives, which are expected to yield long-term benefits to the company’s cost structure. This reduced GAAP EPS by about $0.13. Despite the adverse Covid-19 impact, however, internal efforts to improve cash management resulted in markedly increased free cash flow.

Advisory Services Segment

The following table presents highlights of the Advisory Services segment performance (dollars in millions):

			% Change
	Q3 2020	Q3 2019	USD	LC
Revenue	$1,754	$2,241	(21.7%)	(22.1%)
Fee revenue	1,521	1,988	(23.5%)	(23.9%)
Adjusted EBITDA	236	345	(31.6%)	(31.9%)
Adjusted EBITDA on revenue margin (6)	13.5%	15.4%	(1.9 pts)	(1.9 pts)
Adjusted EBITDA on fee revenue margin (6)	15.5%	17.4%	(1.8 pts)	(1.8 pts)

The severe economic effects of the Covid-19 pandemic continued to weigh heavily on the Advisory Services segment. In particular, continued weakness in higher-margin property lease and sales revenue drove a sharp decline in adjusted EBITDA for the quarter.

Large occupiers continued to put leasing decisions on hold, resulting in a 31% (same local currency) decline in advisory leasing revenue. Third quarter activity was weak across most of the world, with U.S. leasing revenue down 36%. Globally, industrial leasing revenue, fueled by e-commerce, rose 10%. Strong industrial leasing limited the U.K.’s overall leasing revenue decline to 6% (10% local currency) in the quarter.

Capital flows into commercial real estate also remained severely disrupted, resulting in significantly lower market activity worldwide. Advisory property sales revenue declined 34% (35% local currency), including a 39% decrease in the U.S. Despite the revenue decline, CBRE’s strong market position, people and platform enabled the company to improve its share of U.S. investment activity by 280 basis points as compared with the third quarter of 2019, according to Real Capital Analytics. Continental Europe was the best-performing region with sales revenue down 7% (11% local currency).

Covid-19’s effects were also evident in lower commercial mortgage origination revenue, which fell 21% (same local currency) from third-quarter 2019. The lending environment improved compared with second-quarter 2020, many capital sources came off the sidelines and lending activity with the Government-Sponsored Enterprises picked up as the quarter progressed. However, all lenders remained conservative in their underwriting standards. Refinancing activity continued to be a prime catalyst of loan originations.

The loan servicing portfolio increased 13% from a year ago to approximately $253 billion. Revenue from loan servicing, which is performed for lenders on a contractual basis, grew 2% (same local currency) in the quarter. The slower revenue growth reflected lower fees associated with the prepayment of loan balances. Excluding prepayment fees, servicing revenue continued to climb at a low double-digit clip.

Revenue from property management and advisory project management services slipped 2% (3% local currency), but edged up 2% (1% local currency) on a fee revenue basis. Valuation revenue declined 10% (11% local currency).

CBRE Press Release

October 29, 2020

Global Workplace Solutions (GWS) Segment

The following table presents highlights of the GWS segment performance (dollars in millions):

			% Change
	Q3 2020	Q3 2019	USD	LC
Revenue	$3,721	$3,555	4.7%	4.0%
Fee revenue	838	793	5.6%	4.1%
Adjusted EBITDA	141	95	47.6%	46.8%
Adjusted EBITDA on revenue margin	3.8%	2.7%	1.1 pts	1.1 pts
Adjusted EBITDA on fee revenue margin	16.8%	12.0%	4.8 pts	4.9 pts

CBRE’s GWS segment performed very well despite the ongoing challenges from Covid-19.

Facilities management, which accounted for 84% of the segment’s fee revenue and is largely contractual, rose 9% (8% local currency). Facilities management growth was notably strong in the U.S. and Continental Europe. Project management fee revenue also increased strongly, up 13% (12% local currency), as construction activity and capital projects resumed after second-quarter shutdowns, especially in Continental Europe and the U.K. The segment’s overall revenue growth was constrained by sharply lower lease and sales activity for GWS occupier clients.

Nevertheless, GWS achieved robust adjusted EBITDA growth in all regions globally. This was driven by greater revenue contributions from higher-margin project management activities and timely cost-control actions. The segment’s overall margin expansion of approximately 480 basis points was partially driven by expense management actions that yielded both temporary and long-term benefits as well as certain costs in last year’s third quarter that did not recur. About one-third of the margin expansion is related to structural changes to the cost base.

New contract activity for the quarter was strong, with growth accelerating from the second quarter, reflecting some improvement in macro conditions. While the pipeline of new business opportunities continued to be strong, the pandemic’s continuing effects are causing some occupiers to extend their decision-making timelines or place some decisions temporarily on hold.

Real Estate Investments (REI) Segment

The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q3 2020	Q3 2019	USD	LC
Revenue	$170	$129	31.3%	29.0%
Adjusted revenue (7)	215	150	43.0%	41.1%
Adjusted EBITDA (8)	65	14	365.4%	363.6%

The sharp increase in this segment’s adjusted EBITDA was driven by an exceptionally large contribution from U.S. development asset sales, compared with muted activity in last year’s third quarter. In addition, investment management achieved solid adjusted EBITDA growth for the period.

U.S. real estate development contributed $46.5 million of adjusted EBITDA in the third quarter, compared with just $2.7 million in the year-earlier third quarter. Several large assets were sold at substantial gains during the quarter. The U.K. multifamily development business (Telford Homes), acquired in October 2019, added $3.2 million of adjusted EBITDA during the quarter.

The in-process development portfolio reached a new record for the company at $14.8 billion, an increase of $1.1 billion from second-quarter 2020. More than 80% of this portfolio consists of multifamily, industrial and health care assets as well as office buildings that are at least 90% leased. The pipeline

CBRE Press Release

October 29, 2020

decreased by $0.2 billion from second-quarter 2020 to $5.9 billion, reflecting the conversion of potential projects to in-process activity. The U.K. development business contributed $1.2 billion to the in-process total and $1.9 billion to the pipeline total at the end of the third quarter. More than half of the in-process development portfolio is attributable to fee-development and built-to-suit projects.

Investment management revenue declined 5% (7% local currency) for the quarter to $100.0 million, largely reflecting an absence of carried interest revenue during the current period. Nevertheless, adjusted EBITDA rose 12% (11% local currency), driven primarily by increased asset management fees, most of which are recurring, and prudent cost-management actions. Assets under management totaled $114.5 billion, a record high for the company and an increase of $4.9 billion ($2.2 billion local currency) from second-quarter 2020. The increase reflected net capital inflows and favorable foreign currency movement.

Investment in the startup of the company’s flexible workspace business, Hana, contributed a loss of $9.6 million, in line with expectations. Hana has 10 units, totaling nearly 500,000 sq. ft., including five that are open and five that are expected to be open by early next year. These units are primarily private workspaces designed to meet the needs of large enterprises.

Adjustments to GAAP Net Income and Earnings Per Share

Adjustments to GAAP net income totaled $60.9 million on a net basis. This included approximately $81.8 million of positive pre-tax adjustments, including $55.4 million of costs associated with transformation initiatives; $18.8 million of non-cash acquisition-related depreciation and amortization; $3.8 million of investment management carried interest incentive compensation expense to align with the timing of associated carried interest revenue; $2.3 million of fair value adjustments to real estate assets acquired in the Telford Homes acquisition that were sold in the third quarter; $1.1 million of costs incurred related to legal entity restructuring; $0.5 million of integration and other costs related to acquisitions; and a $20.9 million net tax adjustment associated with the aforementioned pre-tax adjustments.

GAAP net income decreased 28% (31% local currency) to $184 million and earnings per share decreased 28% (30% local currency) to $0.55, compared with the prior-year period. Adjusted net income and adjusted earnings per share decreased 9% (13% local currency) and 8% (12% local currency), respectively, to $245.1 million and $0.73, compared with the prior-year period. The decrease in GAAP EPS largely reflected costs associated with transformation initiatives, which have been excluded from adjusted EPS, and the negative impacts of the Covid-19 pandemic. The majority of the costs incurred in the third quarter were related to transformation initiatives that were being contemplated prior to the onset of the Covid-19 pandemic and reflect the outcome of an in-depth strategic review. These initiatives are expected to drive material cost structure benefits going forward.

Capital Allocation Overview

•

Free Cash Flow – During the third quarter of 2020, free cash flow increased 101% to approximately $798 million. This reflected cash flow from operating activities of $855 million, less total capital expenditures of $56 million. Net capital expenditures (of which a considerable portion during the period was discretionary) totaled $51.2 million.(9)

•

Stock Repurchase Program – The company did not repurchase any of its stock during the third quarter of 2020.  It has $350.0 million of stock repurchase capacity under its authorized repurchase program available as of today.

•	Acquisitions – During the third quarter of 2020, the company acquired a small valuation service provider in South Korea.

CBRE Press Release

October 29, 2020

Leverage and Financing Overview

•

Leverage – The company’s net leverage ratio (net debt(10) to trailing twelve-month adjusted EBITDA) was 0.22x as of September 30, 2020, which is 4.03x below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions. Totals may not add due to rounding.):

As of September 30, 2020

Total debt	$1,790
Less: Cash (11)	1,382
Net debt	$407

Divided by: Trailing twelve month adjusted EBITDA	$1,830

Net leverage ratio	0.22x
•

Liquidity – As of September 30, 2020, the company had approximately $4.2 billion of total liquidity, consisting of approximately $1.4 billion in cash(11) plus the ability to borrow an aggregate of approximately $2.8 billion under its revolving credit facilities, net of any outstanding letters of credit.

Conference Call Details

The company’s third quarter earnings webcast and conference call will be held today (Thursday, October 29, 2020) at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated telephone access to the conference call. Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877-407-8037 (U.S.) or 201-689-8037 (international). A replay of the call will be available starting at 1:00 p.m. Eastern Time on October 29, 2020 and will be available for one week following the event. The replay is accessible by dialing 877-660-6853 (U.S.) or 201-612-7415 (international) and using the access code 13711357#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2019 revenue). The company has more than 100,000 employees (excluding affiliates) and serves real estate investors and occupiers through more than 530 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services; and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Safe Harbor and Footnotes

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment, acquisition integration and financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of

CBRE Press Release

October 29, 2020

them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import-export and transfer pricing rules; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; negative publicity or harm to our brand and reputation; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; the ability of our indirect subsidiary, CBRE Capital Markets, Inc. to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; variations in historically customary seasonal patterns that cause our business not to perform as expected; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our development services business; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; and the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

The terms “fee revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “adjusted EBITDA on revenue margin,” “adjusted EBITDA on fee revenue margin” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

CBRE Press Release

October 29, 2020

Totals may not sum in tables in millions included in this release due to rounding.

1Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

2Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation, amortization and asset impairments. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of costs associated with transformation initiatives, costs incurred related to legal entity restructuring, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, integration and other costs related to acquisitions, costs primarily associated with workforce optimization efforts and costs associated with our segment reorganization, including cost-savings initiatives.

4Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included costs associated with transformation initiatives, non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, asset impairments, costs primarily associated with workforce optimization efforts in response to the Covid-19 pandemic, costs associated with our segment reorganization, including cost-savings initiatives, and write-off of financing costs on extinguished debt.

5Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).

6Adjusted EBITDA on revenue and fee revenue margins represents adjusted EBITDA divided by revenue and fee revenue, respectively.

7Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period.

8Adjusted EBITDA in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

9For the three months ended September 30, 2020, the company incurred capital expenditures of $56.4 million (reflected in the investing section of the consolidated statement of cash flows) and received tenant concessions from landlords of $5.2 million (reflected in the operating section of the consolidated statement of cash flows).

10Net debt is calculated as total debt (excluding non-recourse debt) less cash available for company use.

11Cash represents cash and cash equivalents (excluding restricted cash) and excludes $99.4 million of cash in consolidated funds and other entities not available for company use at September 30, 2020.

CBRE Press Release

October 29, 2020

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Fee revenue	$2,528,531	$2,910,453	$7,477,868	$8,188,672
Pass through costs also recognized as revenue	3,116,611	3,014,648	9,437,826	8,586,012
Total revenue	5,645,142	5,925,101	16,915,694	16,774,684

Costs and expenses:
Cost of revenue	4,564,579	4,687,336	13,676,790	13,155,160
Operating, administrative and other	794,227	809,584	2,355,099	2,479,857
Depreciation and amortization	127,725	111,560	357,903	323,862
Asset impairments	—	—	75,171	89,037
Total costs and expenses	5,486,531	5,608,480	16,464,963	16,047,916

Gain on disposition of real estate (1)	52,797	9	75,132	19,266

Operating income	211,408	316,630	525,863	746,034

Equity income from unconsolidated subsidiaries (1)	32,376	25,796	72,487	120,233
Other income	7,947	941	12,974	26,163
Interest expense, net of interest income	17,829	21,846	51,795	67,638
Write-off of financing costs on extinguished debt	—	—	—	2,608
Income before provision for income taxes	233,902	321,521	559,529	822,184
Provision for income taxes	49,062	63,468	119,047	169,867
Net income	184,840	258,053	440,482	652,317
Less: Net income attributable to non-controlling interests (1)	708	1,454	2,258	7,578
Net income attributable to CBRE Group, Inc.	$184,132	$256,599	$438,224	$644,739

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.55	$0.76	$1.31	$1.92
Weighted average shares outstanding for basic income per share	335,287,245	336,203,747	335,128,531	336,149,719

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.55	$0.75	$1.30	$1.89
Weighted average shares outstanding for diluted income per share	337,665,848	341,100,182	338,255,859	340,590,007

Adjusted EBITDA	$441,764	$454,630	$1,139,419	$1,373,154

(1)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income (loss) attributable to non-controlling interests, includes income of $83.2 million and $20.9 million for the three months ended September 30, 2020 and 2019, respectively, and $144.6 million and $125.5 million for the nine months ended September 30, 2020 and 2019, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release

October 29, 2020

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2020

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$1,521,221	$837,698	$169,612	$2,528,531
Pass through costs also recognized as revenue	232,944	2,883,667	—	3,116,611
Total revenue	1,754,165	3,721,365	169,612	5,645,142

Costs and expenses:
Cost of revenue	1,085,748	3,438,447	40,384	4,564,579
Operating, administrative and other	480,185	159,830	154,212	794,227
Depreciation and amortization	90,494	31,329	5,902	127,725
Total costs and expenses	1,656,427	3,629,606	200,498	5,486,531

Gain on disposition of real estate	—	—	52,797	52,797

Operating income	97,738	91,759	21,911	211,408

Equity income from unconsolidated subsidiaries	1,183	279	30,914	32,376
Other income	7,787	43	117	7,947
Less: Net income attributable to non-controlling interests	155	—	553	708
Add-back: Depreciation and amortization	90,494	31,329	5,902	127,725

EBITDA	197,047	123,410	58,291	378,748

Adjustments:

Costs associated with transformation initiatives (1)	38,261	17,113	—	55,374
Costs incurred related to legal entity restructuring	1,061	—	—	1,061
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	3,767	3,767
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	2,289	2,289
Integration and other costs related to acquisitions	—	—	525	525

Adjusted EBITDA	$236,369	$140,523	$64,872	$441,764

(1)

Commencing during the quarter ended September 30, 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

CBRE Press Release

October 29, 2020

CBRE GROUP, INC.

SEGMENT RESULTS—(CONTINUED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2019

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$1,988,027	$793,213	$129,213	$2,910,453
Pass through costs also recognized as revenue	252,685	2,761,963	—	3,014,648
Total revenue	2,240,712	3,555,176	129,213	5,925,101

Costs and expenses:
Cost of revenue	1,369,710	3,317,626	—	4,687,336
Operating, administrative and other	530,919	139,919	138,746	809,584
Depreciation and amortization	79,280	29,710	2,570	111,560
Total costs and expenses	1,979,909	3,487,255	141,316	5,608,480

Gain on disposition of real estate	—	—	9	9

Operating income (loss)	260,803	67,921	(12,094)	316,630

Equity income from unconsolidated subsidiaries	3,616	307	21,873	25,796
Other income (loss)	2,263	(2,737)	1,415	941
Less: Net income (loss) attributable to non-controlling interests	480	(8)	982	1,454
Add-back: Depreciation and amortization	79,280	29,710	2,570	111,560

EBITDA	345,482	95,209	12,782	453,473

Adjustments:
Integration and other costs related to acquisitions	—	—	4,517	4,517
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(3,360)	(3,360)

Adjusted EBITDA	$345,482	$95,209	$13,939	$454,630

CBRE Press Release

October 29, 2020

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents (1)	$1,481,924	$971,781
Restricted cash	164,633	121,964
Receivables, net	3,997,998	4,466,674
Warehouse receivables (2)	1,211,886	993,058
Contract assets	459,832	529,772
Income taxes receivable	102,203	233,051
Property and equipment, net	818,333	836,206
Operating lease assets	1,057,992	997,966
Goodwill and other intangibles, net	5,078,186	5,133,039
Investments in and advances to unconsolidated subsidiaries	392,569	426,711
Other assets, net	1,581,520	1,486,974

Total assets	$16,347,076	$16,197,196

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$4,764,243	$5,283,615
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	1,191,834	977,175
Senior term loans, net	765,705	744,590
4.875% senior notes, net	594,297	593,631
5.25% senior notes, net	423,210	422,977
Other debt	6,554	7,045
Operating lease liabilities	1,314,646	1,226,421
Other long-term liabilities	692,285	668,630

Total liabilities	9,752,774	9,924,084

Equity:
CBRE Group, Inc. stockholders' equity	6,553,096	6,232,693
Non-controlling interests	41,206	40,419

Total equity	6,594,302	6,273,112

Total liabilities and equity	$16,347,076	$16,197,196

(1)	Includes $99.4 million and $70.5 million of cash in consolidated funds and other entities not available for company use as of September 30, 2020 and December 31, 2019, respectively.
(2)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release

October 29, 2020

CBRE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$440,482	$652,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	357,903	323,862
Amortization and write-off of financing costs on extinguished debt	4,632	7,196
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(179,506)	(191,103)
Asset impairments	75,171	89,037
Net realized and unrealized gains, primarily from investments	(12,974)	(26,163)
Provision for doubtful accounts	49,498	18,083
Net compensation expense for equity awards	41,841	98,958
Equity income from unconsolidated subsidiaries	(72,487)	(120,233)
Distribution of earnings from unconsolidated subsidiaries	103,796	145,588
Proceeds from sale of mortgage loans	11,565,281	15,786,800
Origination of mortgage loans	(11,727,227)	(15,381,864)
Increase in warehouse lines of credit	214,659	19,849
Increase in advance warehouse funding	—	(376,707)
Tenant concessions received	28,617	18,367
Purchase of equity securities	(8,932)	(81,369)
Proceeds from sale of equity securities	11,210	45,333
Increase in real estate under development	(68,178)	(3,356)
Decrease (increase) in receivables, prepaid expenses and other assets (including contract and lease assets)	610,058	(644,586)
(Decrease) increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(128,693)	158,708
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(550,932)	(194,592)
Decrease (increase) in net income taxes receivable/payable	118,736	(132,583)
Other operating activities, net	(12,313)	(36,793)
Net cash provided by operating activities	860,642	174,749

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(190,546)	(196,031)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(25,923)	(14,844)
Contributions to unconsolidated subsidiaries	(72,058)	(84,648)
Distributions from unconsolidated subsidiaries	66,409	20,960
Other investing activities, net	15,631	2,864
Net cash used in investing activities	(206,487)	(271,699)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior term loans	—	300,000
Repayment of senior term loans	—	(300,000)
Proceeds from revolving credit facility	835,671	2,683,000
Repayment of revolving credit facility	(835,671)	(2,631,000)
Proceeds from notes payable on real estate	40,263	5,243
Repayment of notes payable on real estate	(24,704)	—
Repurchase of common stock	(50,028)	(94,088)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(34,400)	(36,089)
Units repurchased for payment of taxes on equity awards	(41,627)	(16,573)
Non-controlling interest contributions	1,977	46,513
Non-controlling interest distributions	(2,471)	(3,798)
Other financing activities, net	(334)	(5,171)
Net cash used in financing activities	(111,324)	(51,963)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	9,981	(12,726)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	552,812	(161,639)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	1,093,745	863,944
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$1,646,557	$702,305

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net	$60,415	$80,179
Income tax payments, net	$4,137	$302,735

CBRE Press Release

October 29, 2020

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Adjusted revenue for the Real Estate Investments segment
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)	Adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins
(vi)	Free cash flow
(vi)	Net debt

These measures are not recognized measurements under United States generally accepted accounting principles, or “GAAP.”  When analyzing our operating performance, investors should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Global Workplace Solutions and Property and Advisory Project Management business lines and our business generally. Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.

With respect to adjusted net income, adjusted EPS, adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

With respect to free cash flow: the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures.

With respect to net debt:  the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release

October 29, 2020

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income attributable to CBRE Group, Inc.	$184,132	$256,599	$438,224	$644,739

Plus / minus:
Costs associated with transformation initiatives (1)	55,374	—	55,374	—
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	18,774	19,330	57,281	61,154
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	3,767	(3,360)	(11,517)	12,284
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	2,289	—	9,289	—
Costs incurred related to legal entity restructuring	1,061	—	4,995	—
Integration and other costs related to acquisitions	525	4,517	1,544	13,554
Asset impairments	—	—	75,171	89,037
Costs associated with workforce optimization efforts (2)	—	—	37,594	—
Costs associated with our reorganization, including cost-savings initiatives (3)	—	—	—	49,565
Write-off of financing costs on extinguished debt	—	—	—	2,608
Tax impact of adjusted items	(20,869)	(7,244)	(51,044)	(58,525)

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$245,053	$269,842	$616,911	$814,416

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.73	$0.79	$1.82	$2.39

Weighted average shares outstanding for diluted income per share	337,665,848	341,100,182	338,255,859	340,590,007

(1)

Commencing during the quarter ended September 30, 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

(2)

Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for the nine months ended September 30, 2020.

(3)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

October 29, 2020

Adjusted EBITDA is calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income attributable to CBRE Group, Inc.	$184,132	$256,599	$438,224	$644,739

Add:
Depreciation and amortization	127,725	111,560	357,903	323,862
Asset impairments	—	—	75,171	89,037
Interest expense, net of interest income	17,829	21,846	51,795	67,638
Write-off of financing costs on extinguished debt	—	—	—	2,608
Provision for income taxes	49,062	63,468	119,047	169,867

EBITDA	378,748	453,473	1,042,140	1,297,751

Adjustments:
Costs associated with transformation initiatives (1)	55,374	—	55,374	—
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	3,767	(3,360)	(11,517)	12,284
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	2,289	—	9,289	—
Costs incurred related to legal entity restructuring	1,061	—	4,995	—
Integration and other costs related to acquisitions	525	4,517	1,544	13,554
Costs associated with workforce optimization efforts (2)	—	—	37,594	—
Costs associated with our reorganization, including cost-savings initiatives (3)	—	—	—	49,565

Adjusted EBITDA	$441,764	$454,630	$1,139,419	$1,373,154

Adjusted EBITDA for the trailing twelve months ended September 30, 2020 is calculated as follows (dollars in thousands):

Trailing Twelve Months Ended September 30, 2020

Net income attributable to CBRE Group, Inc.	$1,075,842

Add:
Depreciation and amortization	473,265
Asset impairments	75,921
Interest expense, net of interest income	69,911
Provision for income taxes	19,075

EBITDA	1,714,014

Adjustments:
Costs associated with transformation initiatives (1)	55,374
Costs associated with workforce optimization efforts (2)	37,594
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	18,590
Costs incurred related to legal entity restructuring	11,894
Integration and other costs related to acquisitions	3,282
Carried interest incentive compensation reversal to align with the timing of associated revenue	(10,700)

Adjusted EBITDA	$1,830,048

(1)

Commencing during the quarter ended September 30, 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

(2)

Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative,

CBRE Press Release

October 29, 2020

and other” line item in the accompanying consolidated statements of operations for the nine months ended September 30, 2020.

(3)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended
	September 30,
	2020	2019
Property and Advisory Project Management
Fee revenue	$312,381	$305,354
Plus: Pass through costs also recognized as revenue	232,944	252,685

Revenue	$545,325	$558,039

Real Estate Investments adjusted revenue is computed as follows (dollars in thousands):

	Three Months Ended
	September 30,
	2020	2019
Real Estate Investments
Total revenue	$169,612	$129,213

Adjustments:
Less: Cost of revenue	40,384	—
Add: Gain on disposition of real estate	52,797	9
Add: Equity income from unconsolidated subsidiaries	30,914	21,873
Less: Net income attributable to non-controlling interests	553	982
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	2,289	—
Net adjustments	45,063	20,900

Total adjusted revenue	$214,675	$150,113